Report of Independent Registered Public Accounti ng Firm

To the Shareholders and Board of Trustees of Federated Income Trust:

In planning and performing our audit of the finan cial statements of Federated Income
Trust (the "Fund") as of and for the year ended J anuary 31, 2014, in accordance with the standards of the Public Company Accounting Oversig ht Board (United States), we considered the Fund's internal control over financi al reporting, including controls over safeguarding securities, as a basis for designing o ur auditing procedures for the purpose of expressing our opinion on the financial statemen ts and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the
effectiveness of the Fund's internal control over f inancial reporting. Accordingly, we express no such opinion.
The management of the Fund is responsible for establ ishing and maintaining effective internal control over financial reporting. In fulfil ling this responsibility, estimates and judgments by management are required to assess the ex pected benefits and related costs of controls. A company's internal control over financ ial reporting is a process designed to provide reasonable assurance regarding the reliabilit y of financial reporting and the preparation of financial statements for external purp oses in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) perta in to the maintenance of records that, in reasonable detail, accurately and fairly reflect th e transactions and dispositions of the assets of the company; (2) provide reasonable assuran ce that transactions are recorded as necessary to permit preparation of financial statement s in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of m anagement and directors of the company; and (3) provide reasonable assurance regardi ng prevention or timely detection of unauthorized acquisition, use or disposition of a c ompany's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control
 over financial reporting may not
prevent or detect misstatements. Also, projections of
 any evaluation of effectiveness to
future periods are subject to the risk that controls m ay become inadequate because of changes in conditions, or that the degree of complianc

e with the policies or procedures
may deteriorate.
A deficiency in internal control over financial report ing exists when the design or operation of a control does not allow management or e mployees, in the normal course of performing their assigned functions, to prevent or detec t misstatements on a timely basis.
A material weakness is a deficiency, or a combination o f deficiencies, in internal control over financial reporting, such that there is a reasonab le possibility that a material misstatement of the company's annual or interim financi al statements will not be prevented or detected on a timely basis.





Our consideration of the Fund's internal control over f inancial reporting was for the limited purpose described in the first paragraph and wo uld not necessarily disclose all deficiencies in internal control that might be materia l weaknesses under standards established by the Public Company Accounting Oversight
 Board (United States).
However, we noted no deficiencies in the Fund's inter nal control over financial reporting and its operation, including controls over safeguardin g securities, that we consider to be a material weakness as defined above as of January 31, 2
014.
This report is intended solely for the information and
 use of management and the Board
of Trustees of the Fund and the Securities and Exchang e Commission and is not intended to be and should not be used by anyone other than thes e specified parties.



              		Ernst & Young LLP



Boston, Massachusetts
March 25, 2014